Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 26, 2006, included in the annual report on Form 20-F of Gentium S.p.A. for the year ended December 31, 2005, with respect to the financial statements of Gentium S.p.A.

/s/ Reconta Ernst & Young
Milan, Italy
May 30, 2006